SPECIAL MEETING OF SHAREHOLDERS PRINCOR TAX-EXEMPT CASH MANAGEMENT FUND, INC. HELD SEPTEMBER 16, 1997

1.Election of the Board of Directors.

                            For              Withheld

    Davis               71,109,314          1,750,764
    Ehrle               71,075,406          1,784,671
    Ferguson            71,188,198          1,671,880
    Gilbert             71,188,198          1,671,880
    Griswell            70,862,581          1,997,496
    Jones               71,150,550          1,709,528
    Keller              71,126,436          1,733,641
    Lukavsky            70,960,187          1,899,890
    Peebler             71,104,126          1,755,951

2.Ratification of selection of Ernst & Young LLP as independent public auditors.

          In Favor            Opposed               Abstain

         71,819,882           425,323               614,873

3.Approval of name change to Principal Tax-Exempt Cash Management Fund, Inc.

          In Favor            Opposed               Abstain

          3,540,950           136,289               101,361
         71,202,432           780,482               877,163

4.Approval of modification of management agreement.

          In Favor            Opposed               Abstain

         68,139,890          3,298,216             1,421,972

5.Defeat of proposed change to the fundamental investment restriction with respect to diversification requirements.

     In Favor        Opposed      Abstain     Broker Non-Votes

    29,963,800      2,494,905    1,410,739       38,990,633